Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Realty Capital Healthcare Trust III, Inc.

We consent to the use of our report dated March 31, 2015, with respect to the consolidated balance sheet of American Realty Capital Healthcare Trust III, Inc. and subsidiaries as of December 31, 2014, and the consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the period from April 24, 2014 (date of inception) to December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the Pre-Effective Amendment No.1 to Post-Effective Amendment No.2 to the registration statement (No. 333-196302) on Form S-11 of American Realty Capital Healthcare Trust III, Inc.

/s/ KPMG LLP

Chicago, Illinois

May 22, 2015